EXHIBIT 3.1
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            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS
                 AND QUALIFICATIONS OF SERIES E PREFERRED STOCK
                                       OF
                       NETWORK-1 SECURITY SOLUTIONS, INC.

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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                        -------------------------------

                  The undersigned, being the President and Chief Financial Officer of Network-1 Security Solutions, Inc. (the "Corporation"), hereby certifies in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware that the Board of Directors of the Corporation duly adopted the following resolution on October 2, 2001:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, this Board of Directors hereby creates, from the 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation authorized to be issued pursuant to the Corporation's Certificate of Incorporation, a series of the Preferred Stock having the following terms and designations:

         Section 1. Designation and Amount. The shares of such series having a par value of $0.01 per share shall be designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock") and the number of shares constituting such series shall be 3,500,000 The relative rights, preferences and limitations of the Series E Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the corporation, except as otherwise provided herein.

         Section 2. Dividends. (a) The holders of Series E Preferred stock shall be entitled to receive dividends and other distributions, when, as and if declared by the Board of Directors out of funds legally available therefor. If at any time the Corporation declares any dividend or other distribution on its Common Stock (other than a dividend payable solely in shares of Common Stock) or any other series of Preferred Stock and there are shares of its Series E Preferred Stock issued and outstanding, then a dividend or other distribution shall also be declared on the Series E Preferred Stock payable at the same time and on the same terms and conditions, entitling each holder of Series E Preferred Stock to receive the dividend or distribution such holder would have received had such holder converted the Series E Preferred Stock as of the record date for determining stockholders entitled to receive such dividend or distribution.

         (b) The Corporation may not pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of Common Stock or of any other capital stock

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of the Corporation ranking junior to the Series E Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all declared and unpaid dividends on the Series E Preferred Stock has been or is contemporaneously paid.

         Section 3. Voting Rights. Except as otherwise provided by the General Corporation Law of the State of Delaware and as referenced below, the Series E Preferred Stock and the Common Stock of the Corporation shall vote as one class, with the holder of each share of Series E Preferred Stock entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series E Preferred Stock could have been converted as of the record date for determining the stockholders having notice of and to vote at such meeting; provided that, the holders of the Series E Preferred Stock shall vote separately as a class on all matters that impact the rights, value or ranking of the Preferred Stock.

         Section 4. Reacquired Shares. Any shares of the Series E Preferred Stock redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, unless otherwise provided for in the Certificate of Incorporation of the Corporation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions or restrictions on issuance set forth herein.

         Section 5.        Covenants

                  (a) Except as otherwise provided in this Section 5(a), the Corporation shall not, so long as the holders of the outstanding shares of Series E Preferred Stock own at least 10% of the voting stock of the Corporation, without the affirmative consent of Wheatley Partners II, L.P. ("Wheatley"), designee of the holders of the Series E Preferred Stock:

                           (i) take any action to amend, modify, alter or repeal
any provision of its Certificate of Incorporation or By-laws that could in any way adversely affect the rights of the holders of the Series E Preferred Stock;

                           (ii) issue, grant or agree to issue or grant any
securities of the Corporation or any rights or securities convertible into or exchangeable for securities of the Corporation except for options pursuant to the Company's Stock Option Plan or written agreements entered into prior to the initial issuance of the Series E Preferred Stock governed by this Certificate of Designations (the "Series E Issuance Date");

                           (iii) in any manner authorize, create or issue any
class or series of capital stock or other securities (A) ranking, in any respect including, without limitation, as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series E Preferred Stock or (B) which in any manner could adversely affect the holders of Series E Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority;

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                           (iv) in any manner alter or change the designations,
powers, preferences or rights, or the qualifications, limitations or restrictions of the Series E Preferred Stock;

                           (v) make any payment or distribution on account of,
or set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of its Common Stock, or of any other capital stock of the Corporation ranking junior to the Series E Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding (except securities repurchased by the Corporation pursuant to its Stock Option Plan);

                           (vi)     liquidate, dissolve or wind up its affairs;

                           (vii) discontinue the businesses in which it is
engaged as of the Series E Issuance Date, or engage in any business other than the businesses in which it is engaged as of the Series E Issuance Date or any businesses or activities substantially similar or related thereto or ancillary to the operation thereof;

                           (viii) purchase or acquire, directly or indirectly,
in one or a series of related transactions, other than in the ordinary course of business any assets (except in connection with an acquisition) with a fair market value in excess of $250,000;

                           (ix) make any acquisitions (whether by the purchase
of assets or stock or by merger) with a fair market value in excess of $250,000;

                           (x) sell, lease or otherwise dispose of, directly or
indirectly, in one or a series of related transactions, other than in the ordinary course of business any assets of the Corporation with a fair market value in excess of $250,000;

                           (xi) effect or permit, or offer or agree to effect or
permit, a Liquidity Event or other merger, business combination or reorganization;

                           (xii) create, incur, guarantee, issue, assume or in
any manner become liable in respect of, any Debt (as hereinafter defined), other than the following:

                                    (A) current liabilities for trade payables
of the Corporation incurred for the acquisition of property or services entered into in the ordinary course of its business and in accordance with customary trade practices; and

                                    (B) Debt to a financial institution in an
amount not to exceed $250,000;

                           (xiii) enter into any employment agreement,
consulting agreement or other arrangement or offer letter with any officer, director, employee or consultant of the Corporation providing for annual compensation (including salary and cash bonus) or other payment in excess of $100,000.

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                           (xiv) make cash payments or expenditures (excluding
expenses incurred directly related to recognizable revenue, e.g. commissions) on a monthly basis aggregating in excess of the amount set forth in the Corporation's Budget (as defined in Section 5(b) below); or prior to establishing the Corporation's Budget for any year, make cash payments or expenditures (a) aggregating in excess of $650,000 per month or (b) any single expenditure in excess of $50,000 in any month.

                           (xv) directly or indirectly, create, incur, assume,
or permit to continue in existence, any mortgage, deed of trust, lien, charge of encumbrance on, or security interest in, or pledge or deposit of, or conditional sale or other title retention agreement or capitalized lease with respect to, any property or asset now owned or leased or hereafter acquired or leased by the Corporation, except:

                                    (A) liens for taxes, assessments and
governmental charges the payment of which is being contested by the Corporation in good faith by appropriate procedures promptly instituted and diligently conducted and for which the Corporation has established such reserves as shall be required by GAAP (as hereinafter defined) and approved by the Corporation's auditors;

                                    (B) liens in connection with workers'
compensation, unemployment insurance or other social security obligations;

                                    (C) statutory mechanic's, workmen's,
materialmen's or other like liens arising in the ordinary course of business of the Corporation in respect of obligations which are not yet due or which are being contested in good faith with appropriate reserves having been established therefor;

                                    (D) liens for which the Corporation's
receivables are collateral;

                                    (E) purchase money security interests for
equipment and machinery purchased in the ordinary course of business and to be used in the conduct of the Corporation's business, provided that any such security interest secures only the repayment of the purchase price (including interest and other costs associated with the purchase) of such equipment or machinery and does not exceed the purchase price of such equipment or machinery; and

                                    (F) other liens or encumbrances upon the
assets of the Corporation incidental to the conduct of the business of the Corporation or to the ownership of the properties or assets of either, which were not incurred in connection with the borrowing of money or the obtaining of credit and which do not materially detract from the value of the properties or assets of the Corporation or materially adversely affect the operations of the Corporation;

                           (xvi) enter into any transaction after the Series E
Issuance Date with any of the Corporation's officers, directors or employees or any person or entity directly or indirectly controlled by or under common control with the Corporation or any of its officers, directors or employees (a "Related Party"), including, without limitation, any transaction for the purchase,

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sale or exchange of property or the rendering of any service to or by any
Related Party excluding (i) bonuses not in excess of $25,000 and (ii) options issued under the Company's Stock Option Plan.

                  (b) Within 60 days of the Series E Issuance Date, the Board of Directors of the Corporation shall adopt an operating budget (the "Corporation's Budget") for the fifteen (15) month period through December 31, 2002 which shall be approved by Wheatley (and the Corporation and Wheatley will use their best efforts to do so at least 30 days prior to the commencement of each fiscal year beginning with 2003).

                  (c) For purposes herein, "Debt" shall mean at any date, without duplication, (A) all obligations of the Corporation for borrowed money,
(B) all obligations of the Corporation evidenced by bonds, debentures, notes, or other similar instruments, (C) all obligations of the Corporation in respect of letters of credit, bankers acceptances, interest rate swaps or other financial products or similar instruments (including reimbursement obligations with respect thereto), except such as have been issued to secure payment of trade payables, (D) all obligations of the Corporation to pay the deferred purchase price of property or services, except trade payables, (E) all capitalized lease obligations of the Corporation, and (F) all obligations or liabilities of others secured by a lien on any asset of the Corporation, whether or not such obligation or liability is assumed by the Corporation.

         Section 6.        Liquidation, Dissolution or Winding Up.

         (a) Upon the liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series E Preferred Stock unless, prior thereto, the holders of Series E Preferred Stock shall have received a liquidation preference of $2.12 per share (as adjusted pursuant to the terms hereof, the "Liquidation Preference Amount"), plus an amount equal to unpaid dividends thereon, if any, to the date of such payment or
(ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series E Preferred Stock, except distributions made ratably on the Series E Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. For purposes of this Certificate, each of (1) the sale, lease, conveyance, exchange or transfer or other distribution of all or substantially all of the property and assets of the Corporation, or (2) the consolidation, merger or other business combination or a recapitalization or refinancing of the Corporation with or into any other corporation, in which the stockholders of the Corporation immediately prior to such event do not own a majority of the outstanding shares of the surviving corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation (each a "Liquidity Event"); provided, however, that a holder may elect to convert his shares of Series E Preferred Stock immediately prior to any such event pursuant to Section 7 below.

         (b) In the event of a liquidation, dissolution or winding up of the Corporation within the meaning of subsection (a) above, then in connection with each such event the Corporation shall send to the holders of the Series E Preferred Stock at least twenty days' prior written notice of the date when such event shall take place.

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         (c) For purposes of this Certificate the term "junior stock" shall mean the Common Stock and any other class or series of shares of the Corporation then outstanding or hereafter authorized over which Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (d) The Series E Preferred Stock shall rank pari passu with the Series D Preferred Stock and senior to all other securities of the Corporation, and any other series or class of the Corporation's preferred stock, common stock or other capital stock, now or hereafter authorized. The Corporation may not issue any shares of capital stock or preferred stock that is senior or pari passu in any respect to the Series E Preferred Stock without the consent of the holders of a majority of the outstanding shares of Series E Preferred Stock.

         (e) Upon any liquidation, dissolution or winding up of the Corporation, and after full payment as provided in Section 6(a) above, the holder of Series E Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

         Section 7.        Conversion.

         (a) Subject to the provisions for adjustments hereinafter set forth, each share of the Series E Preferred Stock shall be convertible at the option of the holder thereof or upon the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred Stock, at any time, in the manner hereinafter set forth, into a number of fully paid and nonassessable shares of Common Stock of the Corporation computed by multiplying the number of such shares of Series E Preferred Stock to be converted by the Liquidation Preference Amount (such amount to be adjusted proportionately in the event the shares of Series E Preferred Stock are adjusted into a lesser number or subdivided into a greater number) and dividing the result by the Conversion Price. The Conversion Price per share of Series E Preferred Stock shall initially be $1.06 which price shall be subject to adjustment as provided herein. In addition, each share of Series E Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock of the Corporation upon the consummation of an underwritten secondary public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Corporation of shares of its Common Stock to the public which (i) results in net proceeds to the Corporation of at least $15,000,000 (after underwriting discounts and selling commissions but prior to legal, accounting and other transaction costs and expenses) and (ii) is offered at a price per share equal to at least 300% of the then Conversion Price (a "Qualified Financing").

         (b) The Conversion Price shall be adjusted from time to time as follows:

                  (i) If the Corporation at any time subdivides (by stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

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                  (ii) If the Corporation shall consolidate or merge into or with another corporation, or if the Corporation shall sell or convey to any other person or persons all or substantially all the property of the Corporation, or if the Corporation shall effect a capital reorganization or reclassification of its Common Stock, or other Liquidity Event, then each holder of Series E Preferred Stock then outstanding shall have the right thereafter to convert each share of Series E Preferred Stock held by him into the kind and amount of shares of stock, other securities, cash, and property receivable upon such consolidation, merger, sale, conveyance, reorganization, reclassification or other Liquidity Event by a holder of the number of shares of Common Stock into which such share of Series E Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, conveyance, reorganization, reclassification or other Liquidity Event and shall have no other conversion rights. In any such event, effective provision shall be made, in the certificate or articles of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale and conveyance so that, so far as appropriate and as nearly as reasonably may be, the provisions set forth herein for the protection of the conversion rights of the shares of Series E Preferred Stock shall thereafter be made applicable. Such adjustments shall be made successively whenever any event listed above shall occur.

                  (iii) If, after the date of the original issuance of shares of Series E Preferred Stock, the Corporation issues, grants or sells any Additional Stock as hereinafter defined (other than as set forth below) for a consideration per share less than the applicable Conversion Price, then upon such issue or sale the Conversion Price will be reduced in order to increase the number of shares of Common Stock into which the Series E Preferred Stock is convertible to that price per share determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock issuable upon conversion of all of the shares of Series E Preferred Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock which the aggregate consideration (if any) received by the Corporation in such issuance or sale would purchase at the then effective Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of shares of Common Stock issuable upon conversion of all of the shares of Series E Preferred Stock outstanding immediately prior to the issuance or sale of such Common Stock, plus the number of such shares of Common Stock so issued or sold; provided, however, that additional shares of Common Stock issued or sold without consideration shall be deemed to have been issued or sold for $.01 per share. "Additional Stock" shall mean Common Stock or options, warrants or other rights to acquire, or securities convertible into or exchangeable for, shares of Common Stock, including shares held in the Corporation's treasury, and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock, except as provided in subsection (b)(iv) below.

                  (iv) Notwithstanding anything to the contrary contained in subsection (b)(iii) above, no adjustment will be made to the Conversion Price by reason of the issuance of shares of

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Common Stock (1) upon conversion of the Series E Preferred Stock or exercise of the Warrants issued in accordance with the Securities Purchase Agreement, dated October 2, 2001, between the Corporation and the Investors (the "Purchase Agreement"), (2) as a dividend or distribution on the Series E Preferred Stock,
(3) to strategic partners, lenders, vendors and financial institutions up to an aggregate of 1,250,000 shares, (4) upon exercise of outstanding options and warrants or conversion of outstanding convertible securities as of the date of this Certificate and (5) to employees, officers, directors or consultants of the Corporation pursuant to the Corporation's Stock Option Plan.

                  (v) For the purpose of any computation to be made in accordance with Section 7(b)(iii), the following provisions shall be applicable:

                           (1) In case of the issuance or sale of shares of
Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the amount of cash received by the Corporation for such shares (or, if shares of Common Stock are offered by the Corporation for subscription, the subscription price, or, if such securities shall be sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services, or any expenses incurred in connection therewith.

                           (2) In the case of the issuance or sale (otherwise
than as a dividend or other distribution on any stock of the Corporation) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the fair market value of such consideration as determined in good faith by the Board.

                           (3) Shares of Common Stock issuable by way of
dividend or other distribution on any stock of the Corporation shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

                           (4) The reclassification of securities of the
Corporation other than shares of Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (2) of this
Section 7(b)(v).

                           (5) The number of shares of Common Stock at any one
time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities.

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                  (vi) In the case of the issuance of options, rights, or
  warrants to purchase or subscribe for shares of Common Stock, securities convertible into or exchangeable for shares of Common Stock, or options, rights or warrants to purchase or subscribe for any such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 7(b)(v):

                           (1) The aggregate maximum number of shares of Common
Stock issuable under such options, rights or warrants shall be deemed to be issued and outstanding at the time such options, rights or warrants were issued, and shall be deemed to be issued for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance, plus the consideration received in connection with sale of the foregoing, if any, received by the Corporation for such options, rights or warrants; provided, however, that upon the expiration or other termination of such options, rights or warrants, if any thereof shall not have been exercised, the number of shares of Common Stock deemed to be issued and outstanding pursuant to this subsection (A) shall be reduced by such number of shares as to which options, warrants and/or rights shall have expired or terminated unexercised, and such number of shares of Common Stock shall no longer be deemed to be issued and outstanding, and the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares of Common Stock actually issued or issuable upon the exercise of those options, rights or warrants as to which the exercise of rights shall not have expired or terminated unexercised.

                           (2) The aggregate maximum number of shares of Common
Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and shall be deemed to be issued for a consideration equal to the consideration received in connection with the sale of the foregoing received by the Corporation for such securities, plus the consideration, if any, receivable by the Corporation upon the conversion or exchange thereof; provided, however, that upon the termination of the right to convert or exchange such convertible or exchangeable securities (whether by reason of redemption or otherwise), the number of shares deemed to be issued and outstanding pursuant to this subsection (B) shall be reduced by such number of shares as to which the conversion or exchange rights shall have expired or terminated unexercised, and such number of shares shall no longer be deemed to be issued and outstanding and the Conversion Price then in effect shall forthwith be readjusted and thereafter be the price which it would have been had such adjustment been made on the basis of the issuance only of shares actually issued or issuable upon the conversion or exchange of those convertible or exchangeable securities as to which the conversion or exchange rights shall not have expired or terminated unexercised.

                           (3) If any change shall occur in the price per share
provided for in any of the options, rights or warrants referred to in subsection
(1) of this Section 7(b)(vi), or in the price per share at which the securities referred to in subsection (2) of this Section 7(b)(vi) are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Corporation shall be deemed to have issued upon such

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date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of shares issuable upon the exercise of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities.

                           (4) Except as otherwise provided in this Section
7(b)(vi), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon exercise of options, rights or warrants or upon the actual issuance of such Common Stock upon conversion or exchange of any convertible or exchangeable securities.

         (c) In the event that at any time, as a result of an adjustment made pursuant to this Section 7, the holder of a share of Series E Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock or other securities of the Corporation other than shares of its Common Stock, thereafter the number of such other shares of capital stock or other securities so receivable upon conversion of Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to shares of the Corporation's Common Stock contained in this Section 7, and the provisions of this Certificate with respect to shares of the Corporation's Common Stock shall apply, to the extent applicable, on like terms to any such other shares of capital stock or warrants or other securities.

         (d) If any adjustment in the number of shares of Common Stock into which each share of the Series E Preferred Stock may be converted as required pursuant to this Section 7 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of the Series E Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward, and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of the Series E Preferred Stock is then convertible. All calculations under this Section 7(d) shall be made to the nearest one-hundredth of a share.

         (e) The Board of Directors may, but shall not be required to, increase the number of shares of Common Stock into which each share of the Series E Preferred Stock may be converted, in addition to the adjustment required by this
Section 7, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder of the Common Stock or Series E Preferred Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for federal income tax purposes.

         (f) (i) The holder of any shares of the Series E Preferred Stock may exercise his or its option to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series E Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7 and specifying the name or names in which such holder wishes the certificate or

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certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. As promptly as practicable, and in any event within five business days after the surrender of such certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes, the Corporation shall deliver or cause to be delivered (x) certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock of the Corporation to which the holder of the Series E Preferred Stock so converted shall be entitled and (y) if less than the full number of shares of the Series E Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a certificate of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversions shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of the Series E Preferred Stock to be converted so that the rights of the holder thereof shall cease except for the right to receive Common Stock of the Corporation in accordance herewith, and the converting holder shall be treated for all purposes as having become the record holder of such Common Stock of the Corporation at such time.

                  (ii) Upon the consummation of a Qualified Financing, the conversion of Series E Preferred Stock into Common Stock will be automatically reflected in the books of the Corporation. The holders of the Series E Preferred Stock will surrender a certificate or certificates representing the shares of Series E Preferred Stock to be converted and provide a written notice as set forth in (i) above.

         (g) Upon conversion of any shares of the Series E Preferred Stock, the holder thereof shall not be entitled to receive any accumulated, accrued or unpaid dividends in respect of the shares so converted, provided that such holder shall be entitled to receive dividends on such shares of the Series E Preferred Stock declared prior to such conversion if such holder held such shares on the record date fixed for the determination of holders of the Series E Preferred Stock entitled to receive payment of such dividend.

         (h) The Corporation shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock or other securities issuable upon the conversion of all outstanding shares of the Series E Preferred Stock.

         Section 8. Adjustments for Consolidation, Merger, etc. Prior to the consummation of a consolidation or merger or a sale of substantially all of the property of the Corporation or other Liquidity Event as described in Section 6(a) hereof, each corporation, including this Corporation, which may be required to deliver any stock, securities, cash or other property to the holders of shares of the Series E Preferred Stock shall assume, by written instrument delivered to each transfer agent of the Series E Preferred Stock, the obligation to deliver to such holder such shares of stock, securities, cash or other property to which, in accordance with the provisions of Section 7, such holder may be entitled and each such corporation shall have furnished to each such transfer agent or person acting in a similar capacity, including the Corporation, an opinion of counsel for such corporation, stating that such assumption agreement is legal, valid and binding upon such corporation.

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

         Section 9. Reports as to Adjustments. Whenever the number of shares of Common Stock into which the shares of the Series E Preferred Stock are convertible is adjusted as provided in Section 7, the Corporation shall (a) promptly compute such adjustment and furnish to each transfer agent or person acting in a similar capacity, for the Series E Preferred Stock, a certificate, signed by a principal financial officer of the Corporation, setting forth the number of shares of Common Stock into which each share of Series E Preferred Stock is convertible as a result of such adjustment and the computation thereof and when such adjustment will become effective and (b) promptly mail to the holders of record of the outstanding shares of the Series E Preferred Stock a notice stating that the number of shares into which the shares of Series E Preferred Stock are convertible has been adjusted and setting forth the new number of shares into which each share of the Series E Preferred Stock is convertible as a result of such adjustment and when such adjustment will become effective.

         Section 10. Waiver. Any right or privilege of the Series E Preferred Stock (including without limitation any rights related to the conversion thereof and to adjustments of the Conversion Price) may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the holders of a majority of the Series E Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series E Preferred Stock.

         Section 11.       Notices of Corporate Action. In the event of:

         (a) any taking by the Corporation of a record of the holders of its Common Stock or other securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right or warrant to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

          (b) any capital reorganization, reclassification or recapitalization of the Corporation, any consolidation or merger involving the Corporation and any other person (other than a consolidation or merger with a wholly-owned subsidiary of the Corporation, provided that the Corporation is the surviving or the continuing corporation and no change occurs in the Common Stock), or any transfer of all or substantially all of the assets of the Corporation to any other person or other Liquidity Event; or

         (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in each such case, the Corporation shall cause to be mailed to each transfer agent for the shares of the Series E Preferred Stock and to the holders of record of the outstanding shares of the Series E Preferred Stock, at least 20 days (or 10 days in case of any event specified in clause (a) above) prior to the applicable record or effective date hereinafter specified, a notice stating
(i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right or, (ii) the date or expected date to which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or other Liquidity Event or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding up. Such notice shall also state whether such transaction will result in any adjustment in the number of shares of Common Stock into which each share of the Series E Preferred Stock shall be convertible upon such adjustment and when such adjustment will become effective. The failure to give any notice required by this Section 11, or any defect therein, shall not affect the legality or validity of any such action requiring such notice.

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf, as of this 2nd day of October, 2001.

                                            NETWORK-1 SECURITY SOLUTIONS, INC.

                                            By: /s/ Murray P. Fish
                                                --------------------------------
                                                Murray P. Fish, President and
                                                Chief Financial Officer

*As filed with the Office of the Secretary of State of the State of Delaware on 3rd day of October, 2001.












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